EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Rubio’s Restaurants, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-79003, 333-84440, 333-86540, 333-115959, and 333-124652) on Forms S-8 of Rubio’s Restaurants, Inc. of our report dated March 20, 2006, with respect to the consolidated balance sheets of Rubio’s Restaurants, Inc. as of December 25, 2005 and December 26, 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for the years then ended, which report appears in the December 25, 2005 annual report on Form 10-K of Rubio’s Restaurants, Inc.

/s/ KPMG LLP

San Diego, California
March 24, 2006